PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 56 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated March 28, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                  Euro Fixed Rate Senior Bearer Notes Due 2004

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2004) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:             $10,000,000

Maturity Date:                March 3, 2004

Settlement Date
  (Original Issue Date):      April 5, 2000

Interest Accrual Date:        April 5, 2000

Issue Price:                  100%

Specified Currency:           U.S. dollars

Redemption Percentage
   at Maturity:               100%

Initial Redemption
   Percentage:                N/A

Annual Redemption
   Percentage Reduction:      N/A

Optional Repayment
   Date(s):                   N/A

Interest Rate:                7.65% per year

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Interest Payment Dates:       Each March 3, commencing
                              March 3, 2001, provided
                              that if any such day (except
                              the maturity date) is not a
                              business day, that interest
                              payment date will be the
                              next succeeding day that is
                              a business day, unless that
                              succeeding business day
                              falls in the next succeeding
                              calendar month, in which
                              case such interest payment
                              date will be the immediately
                              preceding day that is a
                              business day.

Interest Payment
    Period:                   Annual; provided that the
                              interest payment for March
                              3, 2001 will be for the
                              period from and including
                              April 5, 2000 to but
                              excluding March 3, 2001.

Denominations:                $100,000

Business Day:                 New York and London

Common Code:                  011001165

ISIN:                         XS0110011656


     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER